EXHIBIT 10.45

GROCERS CAPITAL COMPANY PROMISSORY NOTE

$35,000.00	Commerce, California	June 4, 1996

Robert M. Ling, Borrower, promises to pay in lawful money of the United States of America, to the order of the GROCERS CAPITAL COMPANY (“GCC”) at its office located at 5200 Sheila Street, Commerce, California 90040, the principal sum of thirty five thousand and 00/100 ($35,000.00) with interest thereon from June 4, 1996 at the rate of seven percent (7.00%) per annum. Borrower shall pay quarterly interest payments due the 25th of the last month of each calendar quarter. The whole sum of principal then unpaid, together with accrued interest thereon, is due and payable at the option of the holder of this note.

The advance represented by this Note has been made to facilitate the Borrower’s relocation. This Note is not, however, and should not be construed as an employment contract between the Borrower and Unified Western Grocers, Inc. If the Borrower shall resign or be terminated for cause from employment at Unified Western Grocers, this Note shall be due and payable sixty (60) days after such resignation or termination.

Should default be made in payment of interest, and the undersigned fail to cure such default within twenty (20) days after written notice of such default, then the whole sum of principal and interest shall, at the option of the holder of this note, become immediately due and payable in lawful money of the United States.

Each maker will be jointly and severally liable and consents to renewals, replacements, and extensions of time for payment hereof before, at or after maturity, and waives presentment, demand and protest and the right to assert any statute of limitations. A married person who signs this note agrees that recourse may be had against his/her separate property for any obligation contained herein. If any action be instituted on this note, the undersigned promise(s) to pay such sum as the Court may fix as attorney’s fees.

/s/ ROBERT M. LING, JR.

Robert M. Ling, Jr. Borrower